Exhibit 99.1

RENT-A-CENTER, INC. ANNOUNCES
MANAGEMENT TRANSITION
Mark E. Speese Named Interim CEO
______________________________________________
Plano, Texas, January 9, 2017 - The Board of Directors of Rent-A-Center, Inc. (NASDAQ/NGS: RCII), the nation's largest rent-to-own operator, today announced the resignation of Robert D. Davis as Chief Executive Officer and director effective immediately. Board Chairman Mark. E. Speese, the Company’s founder and former chief executive officer, will serve as interim CEO of the Company until a permanent successor has been named. The Board of Directors announced that it will conduct a search process to find a highly qualified candidate for CEO.

“On behalf of the Board and the entire Company, I would like to thank Robert for his tireless efforts as our CEO over the past three years,” said Mr. Speese. “His leadership has been essential to our operations and business, and we are grateful for his commitment to the company over the past 23 years.”

Mr. Davis said, “I am extremely proud of what our team has accomplished in the past three years, during a dynamic and challenging environment. Rent-A-Center has the most engaged workforce in the business, and I have no doubt that they will be able to focus on driving profitable growth while providing a superior customer experience to both the retailer and the consumer. I believe the Company is well positioned for the future.”

Mr. Speese has served as the Company’s Chairman of the Board since October 2001 and as a Board director since 1990. He served as the Company’s Chief Executive Officer from October 2001 until January 2014. Mr. Speese previously served as Vice Chairman from September 1999 until March 2001. From 1990 until April 1999, Mr. Speese served as President, and he also served as Chief Operating Officer from November 1994 until March 1999. As a founder of Rent-A-Center, Mr. Speese brings a tremendous knowledge of the business and a strategic vision for the Company.

Mr. Davis has served as Chief Executive Officer of the Company since February 2014. From February 2008 until February 2014, Mr. Davis also served as the Company’s Executive Vice President - Finance. From September 1999 until February 2008, Mr. Davis also served as the Company’s Senior Vice President - Finance. From September 1998 until September 1999, Mr. Davis also served as the Company’s Vice President - Finance and Treasurer. Mr. Davis began his employment with the Company in 1993.

About Rent-A-Center
A rent-to-own industry leader, Plano, TX-based, Rent-A-Center, Inc., is focused on improving the quality of life for its customers by providing them the opportunity to obtain ownership of high-quality, durable products such as consumer electronics, appliances, computers, furniture and accessories, and smartphones, under flexible rental purchase agreements with no long-term obligation. The Company owns and operates approximately 2,600 stores in the United States, Mexico, Canada and Puerto Rico, and approximately 1,870 Acceptance Now locations in the United States and Puerto Rico. Rent-A-Center Franchising International, Inc., a wholly owned subsidiary of the Company, is a national franchiser of approximately 230 rent-to-own stores operating under the trade names of "Rent-A-Center," "ColorTyme," and "RimTyme." For additional information about the Company, please visit our website at www.rentacenter.com.

Contact for Rent-A-Center, Inc.:
Maureen Short
Senior Vice President - Finance, Investor Relations and Treasury (972) 801-1899
maureen.short@rentacenter.com